Exhibit 2.1

SECOND AMENDMENT TO MERGER AGREEMENT

This Second Amendment to Merger Agreement (this “Amendment”), dated as of July 13, 2022 is entered into by and among Suneva Medical, Inc., a Delaware corporation (the “Company”), Viveon Health Acquisition Corp., a Delaware corporation (“Parent”), and VHAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub entered into that certain Merger Agreement dated as of January 12, 2022, as amended by the First Amendment to Merger Agreement, dated as of February 9, 2022 (together, the “Original Merger Agreement”);

WHEREAS, the Company, Parent and Merger Sub desire to amend: Section 1.1, Section 6.1, Section 9.3(k) and Section 10.1(a) of the Original Merger Agreement as more fully set forth herein;

WHEREAS, capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Original Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Original Merger Agreement:

(a) Section 1.1 of the Original Merger Agreement. Section 1.1 of the Original Merger Agreement is hereby amended to amend and restate and/or add the following definition:

“Parent Expense” means all fees, costs, obligations and expenses of Parent incurred prior to and through the Closing Date, including but not limited to those: (i) which have been accrued and not paid related to the operations of the Parent or as required by GAAP; (ii) incurred in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (a) filing fees payable by the Parent or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, (b) deferred underwriting discounts or fees; (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent; and (iv) any severance or termination payments, if any; provided however that the Parties agree to negotiate in good faith during the ninety (90) day period following the execution of this Amendment as to whether any specific fee, cost, obligation or expense of Parent of the type referred to in (i) through (iv) of this definition, should be included or excluded as a Parent Expense.

“Intuitus Note” means that Subordinate Convertible Promissory Note issued to Intuitus Suneva Debt LLC, dated May 10, 2022, in the principal amount of $1.5 million and numbered 2021A-8.”

(b) Section 9.3(k) of the Original Merger Agreement. Section 9.3(k) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“The Closing Cash shall be at least equal to $30 million, net of (i) Company Expenses, (ii) Parent Expenses and (iii) the repayment of the Intuitus Note if not converted to capital stock of the Surviving Corporation at or prior to the Closing Date, pursuant to its terms.”

(c) Section 6.1 of the Original Merger Agreement. Section 6.1 of the Original Merger Agreement is hereby amended to include the following Section 6.1(e):

“The Parties agree that for any consent granted pursuant to this Section 6.1 to be valid (including with respect to any amendment, waiver or supplement to any transaction for which consent was previously granted), it must be approved by the other Party’s board of directors and such consent, must contain a valid copy of the resolutions of the consenting Party’s board of directors with regard to such matter for which the consent is being provided, along with a certificate by the secretary or other authorized officer of the party confirming the validity of such consent. Any consent provided without such resolutions and accompanying certificate will be deemed null and void.”

(d) Section 10.1(a) of the Original Purchase Agreement. Section 10.1(a) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by December 31, 2022 (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to December 31, 2022, the Outside Closing Date shall be automatically extended by one (1) month); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.”

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) The Company has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Company Stockholder Approval). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) None of the execution, delivery or performance by the Company of this Amendment or the consummation by the Company of the transactions contemplated hereby does or will (a) contravene or conflict with the Company Certificate of Incorporation or the Company’s Bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or Bylaws of the Company.

3. Representations and Warranties of the Parent Parties. The Parent Parties hereby represent, and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

(a) Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Amendment and the consummation by each of the Parent Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval). This Amendment has been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Amendment constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by a Parent Party of this Amendment or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

4. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5. Miscellaneous.

(a) Entire Agreement. The Original Merger Agreement, as amended by this Amendment, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b) Ratification. Except as amended hereby, the terms and provisions of the Original Merger Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Merger Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(e) Incorporation by Reference. Sections 11.1, 11.2, 11.3, 11.5, 11.6, 11.10, 11.11, 11.12, 11.13, 11.14, 11.15, 11.16, 11.17, 11.18 and 11.19 of the Merger Agreement are hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Parent:

VIVEON HEALTH ACQUISITION CORP.

By:	/s/ Jagi Gill
	Name:	Jagi Gill
	Title:	Chief Executive Officer

Merger Sub:

VHAC MERGER SUB, INC.

By:	/s/ Jagi Gill
	Name:	Jagi Gill
	Title:	Director

Company:

SUNEVA MEDICAL, INC.

By:	/s/ Patricia Altavilla
	Name:	Patricia Altavilla
	Title:	Chief Executive Officer

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